Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Polaryx Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001	(1)	457(a)	47,343,297	$10.20	$482,901,629.40	0.0001381	$66,688.72
Fees Previously Paid	Equity	Common stock, par value $0.0001		457(o)	0	$0.00	$482,600,000.00	0.0001381	$66,647.06

Total Offering Amounts:							$482,901,629.40		66,688.72
Total Fees Previously Paid:									66,647.06
Total Fee Offsets:									0.00
Net Fee Due:									$41.66

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering such additional indeterminate number of ordinary shares as may become issuable as a result of share splits or share dividends.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(d) under the Securities Act based on a market value per share reference price of $10.20.